Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215833-02 on Form S-3 of our report dated February 22, 2018, relating to the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries, appearing in this Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 22, 2018